Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Conflicts Committee

of the Board of Directors

SunCoke Energy Partners GP LLC,

in its capacity as General Partner of SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

The Conflicts Committee:

We hereby consent to the inclusion of our opinion letter, dated February 4, 2019, to the Conflicts Committee of the Board of Directors of SunCoke Energy Partners GP LLC, in its capacity as General Partner of SunCoke Energy Partners, L.P. (“SXCP”), as Annex B to, and reference to such opinion letter under the headings “Summary—Opinion of the SXCP Conflicts Committee’s Financial Advisor” and “The Merger—Opinion of the SXCP Conflicts Committee’s Financial Advisor” in, the joint prospectus/consent statement/proxy statement relating to the proposed merger involving SXCP and SunCoke Energy, Inc. (“SunCoke”), which joint prospectus/consent statement/proxy statement forms a part of the Registration Statement on Form S-4 of SunCoke (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

March 8, 2019